Exhibit 1A-11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 1-K of our report dated May 4, 2022, relating to the financial statements of Park View OZ REIT, Inc as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and the period from June 19, 2020 (formation) through December 31, 2020.

/s/ Novogradac & Company LLP

Novogradac & Company LLP

Plantation, Florida

May 4, 2022